CONFIDENTIAL TREATMENT REQUESTED – REDACTED COPY

CONFIDENTIAL TREATMENT REQUESTED:
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH "***". AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

International General Insurance Holdings, Ltd.

Warrant Management Follow-Up

June 2023

BofA SECURITIES

IGI

Notice to Recipient

Confidential

"Bank of America" and "BofA Securities" are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation ("Investment Banking Affiliates"), including, in the United States, BofA Securities, Inc. and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA.

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https://www.bofaml.com/content/dam/boamlimages/documents/articles/ID17_1174/bofaml_entity_list.pdf

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These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (the "Company") in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates. Any League Tables referenced within these materials have been prepared using data sourced from external third party providers as outlined in the relevant footnotes where applicable. For persons wishing to request further information regarding these third party providers and the criteria and methodology used to prepare a league table please contact your usual Bank of America or BofA Securities representative/Relationship Manager.

Bank of America Corporation and its affiliates (collectively, the "BAC Group") comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America Corporation. We have adopted policies and guidelines designed to preserve the independence of our research analysts. The BAC Group prohibits employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change a rating or price target to a subject company as consideration or inducement for the receipt of business or for compensation and the BAC Group prohibits research analysts from being directly compensated for involvement in investment banking transactions. The views expressed herein are the views solely of Global Corporate and Investment Banking, and no inference should be made that the views expressed represent the view of the firm's research department. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States.

We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or any nonpublic commercial or financial information (except to the extent any such information relates to the tax structure or tax treatment)) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply.

Exchange Consideration & Pricing Matrixes

Setup		
	Shares & Warrants Outstanding	• 17.3mm total warrants outstanding – inclusive of both public and private warrant tranches • 46.918mm shares outstanding as of June 2023
	Security Prices and Key Metrics	• IGIC Common and Warrant currently trading at $8.90 and $0.60, respectively • Implied warrant ratio of *** with implied volatility of *** • 12/31/2022 Book Value per Share of $9.49 – $429.8mm total Book Value

Illustrative Exchange Transaction Using Share Consideration

					Dilution Analysis & BV Impact					
Warrant Value	Share Consideration	Implied Volatility	Ratio Premium	Shares Issued (mm)	Exchange Dilution	Dilution at Expiry	Difference	BV at Expiry	BV Post Exchange	Difference
$0.60	***	***	-	-	-	-	-	-	-	-
$1.11	***	***	85.4%	2.16	4.6%	-36.8%	+32.2%	$6.70	$8.76	+30.8%
$1.34	***	***	***	***	***	***	***	***	***	***
$1.56	***	***	***	***	***	***	***	***	***	***
$1.78	***	***	***	***	***	***	***	***	***	***
$2.00	***	***	***	***	***	***	***	***	***	***
$2.23	***	***	***	***	***	***	***	***	***	***
$2.45	***	***	***	***	***	***	***	***	***	***
$2.67	***	***	***	***	***	***	***	***	***	***

Illustrative Exchange Transaction Using Cash Consideration

					Dilution Analysis & BV Impact					
Cash Consideration	Implied Ratio	Implied Volatility	Warrant Premium	Cash Outlay ($mm)	Tender Dilution	Dilution at Expiry	Difference	BV at Expiry	BV Post Tender	Difference
$0.60	***	***	-	-	-	-	-	-	-	-
$0.75	***	***	***	***	***	***	***	***	***	***
$0.90	***	***	***	***	***	***	***	***	***	***
$1.05	***	***	***	***	***	***	***	***	***	***
$1.20	***	***	***	***	***	***	***	***	***	***
$1.35	***	***	***	***	***	***	***	***	***	***
$1.50	***	***	***	***	***	***	***	***	***	***
$1.65	***	***	***	***	***	***	***	***	***	***
$1.80	***	***	***	***	***	***	***	***	***	***

Illustrative Exchange Transaction Using Hybrid Cash & Share Consideration

						Dilution Analysis & BV Impact					
Hybrid Consideration	Implied Ratio	Implied Volatility	Hybrid Premium	Shares Issued (mm)	Cash Outlay ($mm)	Hybrid Dilution	Dilution at Expiry	Difference	BV at Expiry	BV Post Hybrid	Difference
0.067 shares + $0.00	***	***	-	-	-	-	-	-	-	-	-
0.075 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.100 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.125 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.150 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.175 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.200 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.225 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***
0.250 shares + $0.25	***	***	***	***	***	***	***	***	***	***	***

Current Trading | Likely Range of Outcomes | Transaction Consideration

Source: Bloomberg, Company Filings and FactSet as of June 26, 2023 – assumes physical settlement of warrants
*Note: Ultimate consideration subject to negotiation with top holders – above analysis incorporates reverse from *** rate*

Warrant Accounting Treatment Background

Current Warrant Accounting Treatment for IGIC

- The SEC has indicated that deSPAC warrants should be classified as liabilities
  - As liabilities, warrants are measured at fair value initially and subsequently – Changes in the fair value are reported in the income statement
  - More precisely, warrants are recorded as liabilities on the balance sheet, and the fair value changes of those liabilities are recorded as Other Income on the income statement
- 12.75mm public warrants have different settlement rights than 4.5mm private warrants
  - Market price for public warrants used for valuation, and Black-Scholes valuation used for private (slightly different values)

IGIC Balance Sheet

At 31 December 2022 and 2021

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	Notes	31 December 2022 USD '000	31 December 2021 USD '000
ASSETS			
Cash and cash equivalents	3 (a)	**137,943**	242,146
Term deposits	3 (b)	**297,026**	179,966
Insurance receivables	4	**184,847**	179,345
Investments	5	**534,722**	470,222
Investments in associates	6	**6,049**	5,693
Reinsurance share of outstanding claims	7	**188,823**	182,248
Reinsurance share of unearned premiums	8	**70,519**	64,124
Deferred excess of loss premiums	9	**19,671**	17,238
Deferred policy acquisition costs	10	**69,392**	64,842
Deferred tax assets	28	**5,656**	471
Other assets	11	**14,325**	9,942
Investment properties	12	**15,119**	16,308
Property, premises and equipment	13	**13,448**	14,859
Intangible assets	14	**3,556**	4,321
TOTAL ASSETS		**1,561,096**	1,451,725
LIABILITIES AND EQUITY			
LIABILITIES			
Gross outstanding claims	7	**634,570**	575,899
Gross unearned premiums	8	**354,032**	328,726
Insurance payables	15	**86,812**	89,519
Other liabilities	16	**29,096**	29,039
Derivative financial liability	17	**10,005**	12,938
Deferred tax liabilities	28	**-**	14
Unearned commissions	18	**16,808**	13,725
TOTAL LIABILITIES		**1,131,323**	1,049,860
EQUITY			
Common shares at par value	19	**490**	489
Share premium		**159,918**	159,545
Treasury shares	20	**(14)**	-
Foreign currency translation reserve	19	**1,083**	992
Fair value reserve	19	**(38,979)**	8,215
Retained earnings		**307,275**	232,624
TOTAL EQUITY		**429,773**	401,865
TOTAL LIABILITIES AND EQUITY		**1,561,096**	1,451,725

IGIC Income Statement

For the years ended 31 December 2022, 2021 and 2020

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	Notes	31 December 2022 USD '000	31 December 2021 USD '000
Gross written premiums	8	**581,847**	545,582
Reinsurers' share of insurance premiums	8	**(186,483)**	(162,973)
Net written premiums	8	**395,364**	382,609
Change in unearned premiums		**(25,306)**	(51,458)
Reinsurers' share of change in unearned premiums		**6,395**	14,047
Net change in unearned premiums		**(18,911)**	(37,411)
Net premiums earned	8	**376,453**	345,198
Claims and claim adjustment expenses	7	**(235,279)**	(203,366)
Reinsurers' share of claims	7	**77,579**	27,174
Net claims and claim adjustment expenses		**(157,700)**	(176,192)
Commissions earned	18	**33,515**	23,035
Policy acquisition costs	10	**(103,760)**	(86,201)
Net policy acquisition expenses		**(70,245)**	(63,166)
Net underwriting results		**148,508**	105,840
General and administrative expenses	22	**(67,453)**	(58,946)
Net investment income	23	**16,364**	16,034
Share of profit (loss) from associates	6	**209**	(7,248)
Impairment loss on insurance receivables	4	**(3,154)**	(5,181)
Other revenues	24	**2,286**	1,844
Other expenses	24	**(2,828)**	(2,693)
Listing related expenses	25	**-**	-
Change in fair value of derivative financial liability	17	**2,933**	690
(Loss) gain on foreign exchange		**(9,138)**	(4,897)
Profit before tax		**87,727**	45,443
Income tax	28	**(2,262)**	(1,747)
Profit for the year		**85,465**	43,696
Earnings per share			
Basic and diluted earnings per share attributable to equity holders (US Dollars)	30	**1.74**	0.89

Disclosures

Change in fair value of derivative financial liability

Change in fair value of derivative financial liability increased by 314.3% from a gain of $0.7 million in 2021 to a gain of $2.9 million in 2022. This increase was due to the decrease in the fair market value of the warrants from $12.9 million as of December 31, 2021 to $10.0 million as of December 31, 2022.

	2022 USD '000	2021 USD '000
Fair value of Warrants at the beginning of the year	**12,938**	13,628
Change in fair value for the year	**(2,933)**	(690)
Fair value of Warrants at the end of the year	**10,005**	12,938

Mathematical Breakdown

	12/31/2022	12/31/2021
Warrants Outstanding	17,250,000	17,250,000
Fair Value Price [1]	$0.58	$0.75
Fair Value (realized on Balance Sheet)	$10,005,000	$12,938,000
Fair Value Change	-$2,933,000	-
Income Statement Impact	$2,933,000	-

Note: Subject to company auditor oversight

(1) Average of public and private warrant values

Accounting Treatment in Context of Warrant Transaction

Example Accounting Disclosure

Accounting Treatment

We expect to account for the exchange of warrants as a Class A Common Stock issuance and removal of the applicable portion of the warrant liabilities (at fair market value prior to the exchange) for no additional value. The par value of each share of Class A Common Stock issued in the Offer will be recorded as a credit to Class A Common Stock, the associated warrant liabilities will be debited and the remainder will be credited to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged Warrants.

Translated

- In the context of a warrant exchange transaction, **the liability associated with the warrants goes to zero (debit)**
  - This is intuitive, as all warrants are eliminated
- The **offset** to the debit of liabilities **is seen as a credit to Shareholder Equity Common Stock / "Additional Paid-in Capital"** (APIC) under Shareholder Equity section of the balance sheet
  - The only impact to the **income statement** would be from cash paid (fees, counsel, filings, etc.)
    - This would flow through to net-income and the offset would reemerge under retained earnings on the **balance sheet**

Illustrative Exchange Transaction Accounting Treatment for IGIC

	Pro Forma	12/31/2022
Warrants Outstanding	0	17,250,000
Fair Value Price[1]	$0.00	$0.58
Total Fair Value (Warrants Outstanding * Fair Value Price)	$0	$10,005,000
Fair Value Change to Liabilities (12/22 TFV – Pro Forma TFV)	-$10,005,000	-
Common Stock / APIC (Shareholder Equity)	$10,005,000	-
Income Statement Impact	-$Fees / -$Outlay	-

Note: Subject to company auditor oversight

(1) Average of public and private warrant values

Warrant Exchange Illustrative Timeline – Fastest Path

June 2023

Sun	Mon	Tue	Wed	Thu	Fri	Sat
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	

July 2023

Sun	Mon	Tue	Wed	Thu	Fri	Sat
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

August 2023

Sun	Mon	Tue	Wed	Thu	Fri	Sat
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

Obtain Board Approval — Company Blackout — Market Holiday — Organizational Meeting — Prep Materials for Exchange — Wall Cross Investors — Launch Exchange Offer — Exchange Offer Period — Amend w/o Extend Cutoff — IGIC Earnings Release — Re-File F-4 w/ Q2 Numbers — Expiration (Midnight) — Settlement of Offer

Date	Actions	Responsible Parties
June 15	• Company blackout period commences	• IGIC, CC
June 30	• Hypothetical board approval date – typically needed for transaction commencement	• IGIC
July 7	• **Latest possible organizational meeting date for transaction cadence** – align counsels on drafting of key documents	• All
July 7 – July 21	• Discuss consideration / form of offer to repurchase outstanding IGIC Warrants • Engage counsel, depository, information agent and printer • Commence preparation of Offering Documentation, press release, and summary advertisement • Prepare Dealer Manager Agreement • Prepare and circulate Schedule TO questionnaire to offices, directors and other insiders requesting information concerning transactions in Company warrants • Circulate, review, and revise F-4 Prospectus/Offer to Exchange and ancillary documents to working group • Draft 10b-5 opinions, diligence questionnaire, and comfort letters required given issuance of equity securities • Receive first printers proofs: review and finalize	• IGIC, BofA • All • All • CC, BC • BofA, BC • CC, BC, BofA • BC, CC • All
July 24 – July 26	• Formally wall-cross investors and commence negotiation	• BofA, IGIC
July 26	• Signing of support agreements by investors, signaling institutional validation of the exchange ratio and exchange • Memorialize inclusion of private placement of warrants	• BofA, BC, CC • BofA, BC, CC

Date	Actions	Responsible Parties
July 27	• Press release announcing transaction (pre-market open) • File Schedule TO and F-4 Registration with SEC • Commencement of offer: mailing of offering materials	• Info Agent • BC, CC • BC, CC
July 27 – August 23	• Solicitation of remaining warrant holders; Failure to tender by remaining warrant holders will still result in tendering at a 10% discounted rate • Conversations with Information Agent and Depository to receive updates to tendered warrants and status of process • Respond to questions from warrant holders • Respond to comments from SEC on F-4	• Info Agent, BofA • BofA, IGIC • BofA, CC, BC • CC, BC
August 15	• Company projected earnings release	• IGIC, CC
August 16	• Re-file F-4 with updated financials & SAS 100 review	• IGIC, CC
Prior to Expiration	• SEC declares registration statement effective	• IGIC, CC
August 23	• Upon receipt of guaranteed deliveries, determine total acceptance rate on warrants at each respective rate • Issue press release announcing final results • Amend warrant agreement	• IGIC, CC, BC • IGIC, CC, BC • IGIC, CC, BC
On or around August 28	• Settlement of exchange offer; deliver IGIC shares and retire all outstanding public (and private) warrants	• IGIC, CC, BC

IGIC: International General Insurance CC: Company Counsel BC: Bank Counsel BofA: Bank of America Securities

Note: Subject to blackout restrictions and counsel comfort on timing of transaction